Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 11, 2023 (the “Effective Date”) by and between Hillstream BioPharma Inc., a Delaware corporation with principal executive offices at 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807 245 Main Street, Suite 204, Chester, New Jersey 07930 (“Company”), and Sireesh Appajosyula, residing at [        ] (“Executive”). Each of Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties.”

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in each case effective as of the Effective Date; and

WHEREAS, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company.

TERMS

NOW THEREFORE, in consideration of such employment and mutual covenants and promises herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the parties hereto and agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Unless earlier terminated by either party in accordance with Section 5, Executive’s employment with the Company shall continue for an initial term commencing on the Effective Date and continuing until the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and thereafter shall automatically renew for successive one year terms (each a “Renewal Term”) unless either party provides written notice of non-renewal to the other party at least sixty (60) days prior to the last day of the then-current term (such Initial Term and subsequent Renewal Term(s) or portions thereof occurring prior to termination, collectively the “Employment Period”).

2. DUTIES.

(a) During the Employment Period, Executive shall serve the Company on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of Chief Operating Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, as the Chief Executive Officer (“CEO”) and the Board of Directors of the Company (the “Company Board”) may designate from time to time. Executive will report directly to the CEO. Notwithstanding the foregoing, Executive may (i) serve as a director officer and/or advisor of one (1) for-profit company without the prior approval of the Company Board; (ii) perform and participate in charitable, civic, educational, professional, community and industry affairs and other related activities; and (iii) manage Executive’s personal investments, provided, however, that such activities do not materially interfere, individually or in the aggregate with the performance of Executive’s duties hereunder or conflict or compete with the interests of the Company.

3. LOCATION OF EMPLOYMENT.

(a) Place of Performance. The duties to be performed by Executive hereunder shall (subject to reasonable travel requirements on behalf of Company) be performed remotely or at the executive offices of the Company in Bridgewater, New Jersey, or wherever the principal executive offices of the Company shall hereafter be located, or such other place as the Board may reasonably designate.

4. COMPENSATION.

As full compensation for the performance by Executive of the Services, Company shall pay Executive as follows:

(a) Base Salary. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $400,000 (as it may be increased from time to time, the “Base Salary”) during the Employment Period. The Base Salary shall be paid in such installments and such times as the Company pays its regularly salaried employees, but no less than once per month, less applicable withholding and deductions. The Board shall annually review the Base Salary to determine whether an increase in the amount thereof is warranted.

(b) Annual Discretionary Bonus. During each fiscal year of the Executive’s employment with the Company (commencing with the 2023 fiscal year), Executive will be eligible to receive an annual discretionary bonus (“Cash Bonus”). Executive’s target Cash Bonus shall be equal to 50% of Base Salary (the “Target Bonus”). The Cash Bonus amount will be based upon achievement of Company and individual performance targets established by the Company Board, in its sole and absolute discretion, for the fiscal year to which the bonus relates. The payment of any Cash Bonus described herein will be made at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Company Board’s certification of achievement of applicable performance targets). If Executive is eligible to receive a Cash Bonus, such bonus will not be deemed to be fully “earned” unless Executive is (i) employed by the Company and in good standing on the date the Cash Bonus is paid, and (ii) has not given notice of Executive’s intention to resign Executive’s employment as of, or prior to, the date the Company pays the applicable Cash Bonus. The Cash Bonus shall be paid to Executive no later than March 15th of the year following the year for which the bonus is payable.

(c) Equity Award. Upon termination of Executive’s employment, the treatment of any portion of outstanding equity-based compensation awards (“Awards”) shall be determined in accordance with the terms of any agreements (and/or Company incentive plan) governing such Awards (“Award Agreement”). Executive shall remain eligible to receive additional Awards as the Company may grant from time to time.

(d) Withholding. Company shall withhold all applicable federal, state, local taxes and social security and such other amounts as may be required by law, including withholding and/or deductions properly elected by Executive, from all amounts payable to Executive under this Section 5.

(e) Expenses. Company shall reimburse Executive for all reasonable business expenses incurred by Executive in furtherance of the business and affairs of Company, including without limitation reasonable travel, lodging, meals, and entertainment, in each case, upon timely receipt by Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Company. In any case, any claim by Executive for reimbursement of expenses for a calendar year must be submitted by the Executive by March 15th of the following year, and payment of the reimbursement shall be made by the Company within ninety (90) days after Executive’s submission of request for reimbursement.

(f) Other Benefits. Executive shall be entitled to benefits for which he shall be eligible under any benefit or other plans of the Company (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-call “fringe” benefits) as Company shall make available to its senior executives from time to time. Executive shall be designated as a named insured on directors’ and officers’ liability insurance for Company.

5. VACATION. During the Employment Period, Executive shall be entitled to vacation benefits consistent with Company policy, as may be in effect from time to time, except to the extent such policy is inconsistent with this Agreement.

6. CONFIDENTIAL INFORMATION AND INVENTIONS.

(a) Confidential Information; Non-Use. Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of Company, its affiliates or third parties with whom Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any “Confidential and Proprietary Information” (defined below) owned by or received by or on behalf of Company or any of its affiliates. The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Company or of any affiliate or client of Company. Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of Company. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from Company’s offices at any time during his employment by Company, except as required in the execution of Executive’s duties to Company, unless and until such Confidential and Proprietary Information has become public knowledge without fault by Executive. Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to Company upon request and in any event immediately upon termination of employment.

Notwithstanding any other provisions of this Agreement, Executive may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under certain limited circumstances. Specifically, pursuant to 18 U.S.C. 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Executive who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the Executive and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(b) Non-Disclosure. Except with prior written authorization by Company, Executive agrees that during the Term and thereafter, he will not disclose or publish: (i) any of the Confidential and Proprietary Information; or (ii) any confidential, scientific, technical, or business information of any party to whom the Executive knows, or should reasonably know, that Company or any of its affiliates owes an obligation of confidence.

(c) Inventions. Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business (during the Term) or using Company’s resources, either alone or in conjunction with others shall be the sole property of Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 6(c) shall not apply to Inventions which are not related to the business of Company and which are made and conceived by Executive not during normal working hours, not on Company’s premises and not using Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive Company’s rights pursuant to this Section 6(c).

(d) Further Actions and Assistance. Executive agrees to cooperate reasonably with Company and at Company’s expense, both during and after his employment with Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this paragraph.

(e) Prior Inventions. Executive will not assert any rights to any invention, discovery, idea, or improvement relating to the business of the Company or his duties hereunder as having been made or acquired by Executive prior to his work for Company.

(f) Disclosure. Executive agrees that he will promptly disclose to Company all Inventions initiated, made, or conceived or reduced to practice by him, either alone or jointly with other, during the Term.

(g) Survival. The provisions of this Section 6 shall survive any termination of this Agreement.

(h) Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its affiliates in Executive’s possession, including but not limited to all Company owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, its customers and clients or its prospective customers and clients.

(i) Cooperation. During the Employment Period and for six years thereafter, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice, in any matter relating to Executive’s position with the Company and its affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company Group, in all cases on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company agrees to reimburse Executive for any costs Executive incurs in connection with complying with this Section, including Executive’s reasonable attorney’s fees.

7. NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.

(a) Restrictive Covenant. Executive understands and recognizes that his services to Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information and Executive agrees that, during the Term and twelve month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any other person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business involving the development or commercialization of competing products developed or commercialized by the Company at the time of Executive’s separation or at any time during Executive’s employment with the Company (the “Business of the Company”) within the geographic area in which Company does business, which is deemed by the Parties hereto to be the United States and the European Union. Executive acknowledges that, due to the unique nature of Company’s business, Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of Company. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit Executive from acquiring or passively holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of the Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; and further notwithstanding the foregoing, nothing contained in this Section 7(a) shall preclude Executive from performing the functions of chief executive or other senior executive, per se, provided such functions do not involve the development of a product within the Business of the Company, or the use of the Confidential and Proprietary Information; becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i)) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of Company, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than 10% of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment with or provision of services to the Division.

(b) Reasonableness of Restriction. Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 7(a) is reasonable with respect to its duration, geographic area and scope. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

(c) Non-Solicitation. During the Term and the applicable Termination Restriction Period (as defined hereinafter), Executive shall not, directly or indirectly, without written consent of Company: (i) solicit or induce any employee or independent contractor of Company or any of its affiliates to leave the employ of Company or any affiliate; or hire for any purpose any employee or independent contractor of Company; or hire any former employee or independent contractor who has left the employment of Company or any affiliate of Company within twelve (12) months of the termination of such employee’s employment with Company or any such affiliate for any purpose; or hire any former employee or independent contractor of Company in knowing violation of such employee’s non-competition agreement with Company or any such affiliate; or (ii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer (or any potential agent, client or customer) of Company which was served by Company (or which the Company solicited for service) during the twelve-month period prior to the termination of Executive’s employment with Company; or (iii) without the consent of the Board solicit or accept employment or be retained by any person, who at any time during the twelve month period prior to the termination of Executive’s employment with Company, was an agent, client or customer of Company or any of its subsidiaries where his position will be related to the Business of Company.

(d) Non-Disparagement. Executive agrees that he shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of Company or any of its affiliates provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act. Notwithstanding this Section 7(d), nothing contained herein shall apply to statements made by Executive (x) in the course of his responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others or (y) as part of any judicial, administrative or other legal action or proceeding, and nothing shall be construed to limit or impair the ability of Executive to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law. In addition, Executive agrees not to, without Company’s prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or businesses of the Company Group.

(e) Enforcement. In the event that Executive breaches or threatens to breach any provisions of Section 6 or this Section 7, then, in addition to any other rights Company may have, Company shall be entitled to seek injunctive relief to enforce such provisions. Company and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in Morris County in the State of New Jersey and each of the Parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(f) Remedies Cumulative; Judicial Modification. (i) Each of the rights and remedies enumerated in Section 7(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. (ii) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall Company be prevented from seeking any other remedies that may be available.

(g) Survival. The provisions of this Section 7 shall survive any termination of this Agreement.

8. REPRESENTATIONS AND WARRANTIES.

(a) By Executive. Executive hereby represents and warrants to Company as follows:

(i) Neither the execution nor delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(ii) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii) Executive will not use any confidential information or trade secrets of any third party in his employment by Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(b) By Company. Company hereby represents and warrants to Executive as follows:

(i) Neither the execution nor delivery of this Agreement nor the performance by Company of its obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior agreement, contract, or other instrument to which Company is a party or by which it is bound.

(ii) Company has the full right and power to enter and deliver this Agreement and to preform obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms. All approvals or consents required for Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, have been obtained.

9. TERMINATION.

(a) Cause. Executive’s employment hereunder may be terminated by the Board immediately for “Cause” (defined below). Any of the following actions by Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement;

(ii) Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financial or otherwise and as determined reasonably and in good faith by a majority of the members of the Board) the business or reputation of Company or any of its affiliates;

(iii) Executive’s indictment for or being charged with any felony or a crime involving serious moral turpitude (including entry of a guilty or nolo contendere plea);

(iv) A good faith determination by the Board and/or any government representative or agency that the Executive is a “bad actor” as defined by 17 CFR 230.506(a);

(v) The good faith determination by the Board, after a reasonable and good-faith investigation by the Company following any allegation by another employee of Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive’s actions were specifically directed by the Board;

(vi) Any willful misconduct by the Executive or misappropriation, theft or embezzlement by Executive of the property of Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by Executive of any material provision of this Agreement or any other agreement between Executive and the Company or of any policy of the Company that is not cured by Executive to the reasonable satisfaction of Company’s Board within thirty (30) days after written notice thereof is given to Executive by Company.

For purposes of Section 9(a), no act or omission by Executive shall be considered willful if reasonably and in good faith believed by Executive to be in, or not contrary to, the best interests of Company.

(b) Death. Executive’s employment hereunder shall be terminated upon Executive’s death.

(c) Disability. The Board may terminate Executive’s employment hereunder due to Executive’s “Disability” (defined below). For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred:

(i) when the Board has provided a written termination notice to Executive supported by a written statement from a Reputable Independent Physician (defined below), whose determination as to disability shall be binding on all Parties, to the effect that Executive shall have become so physically or mentally incapacitated by reason of physical or mental illness or injury as to be unable to resume (with or without reasonable accommodation as that term is defined under applicable law) within the ensuing three (3) months his employment under this Agreement; or

(ii) upon rendering of a written termination notice by the Board after Executive has been unable to substantially perform his duties hereunder by reason of any physical or mental illness or injury (with or without reasonable accommodation as that term is defined under applicable law) for ninety (90) or more consecutive days or more than one hundred twenty (120) days in any consecutive twelve-month period.

The term “Reputable Independent Physician” means a physician satisfactory to both Executive and Company, provided that if Executive and Company do not agree on a physician, then a third physician selected by the physicians selected by Executive and Company. Executive agrees to make himself available and to cooperate in a reasonable examination by the Reputable Independent Physician.

(d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” (defined below). The term “Good Reason” shall mean the occurrence any of the following events (provided, Executive has provided Company with written notice of the occurrence of such events within ninety (90) days of the occurrence of such events and Company has not cured such breach within thirty (30) days from such notice and Executive terminates employment within 30 days of the expiration of such cure period):

(i) any material breach of this Agreement by Company if Executive has provided Company with written notice of the breach within ninety (90) days of the breach and Company has not cured such breach within thirty (30) days from such notice;

(ii) without Executive’s express written consent, any material reduction by Company of Executive’s duties, responsibilities, or authority, including, without limitation, a change in the line of reporting between him and the Board;

(iii) a relocation of Company’s principal place of business outside of the New York metropolitan area or to a location more than 50 miles from the immediately preceding location without Executive’s written consent; or

(iv) material reduction in Executive’s annual base salary unless all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation.

(e) Convenience. Company and Executive each may terminate Executive’s employment hereunder for any reason or no reason at any time by written notice of termination to the other Party, which notice shall specify the termination date, or by providing a Notice of Nonrenewal to the other Party.

10. COMPENSATION UPON TERMINATION.

In the event Executive’s employment is terminated, Company shall pay to Executive the Base Salary and benefits otherwise payable to him under Section 5 through the last day of his actual employment by Company, any reimbursable business expenses, and any earned but unpaid bonuses (together, the “Accrued Compensation”). In addition to the Accrued Compensation:

(a) Death or Disability. If Executive’s employment is terminated as a result of his death or Disability, Company shall pay to Executive or to Executive’s estate, as applicable, (i) his Base Salary through the date which is ninety (90) days after his death or Disability and (ii) such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of Company. All shares of capital stock of Company held by Executive that are subject to vesting (“Restricted Shares”) and all options to purchase shares of capital stock of Company (“Stock Options”) that are scheduled to vest on or before the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date. All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to Company as of such date. Stock Options that have vested as of Executive’s termination shall remain exercisable until the earlier to occur of (i) the expiry of sixty (60) months following such termination and (ii) the last expiration/termination date applicable under the grant under which such Stock Options were granted. For Disability, all payments, benefits and/or grants under this Section 10(a) shall be subject to Executive’s execution and delivery within 21 days of separation from service of a general release of Company, its parents, subsidiaries, and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is acceptable to Company, with such payments, benefits and or grants commencing thirty (30) days after Executives separation from service.

(b) Cause. If Executive’s employment is terminated by the Board for Cause, then Company shall provide such other or additional benefits, if any, as may be required under applicable employee benefit plans, programs and or arrangements of Company. Executive shall have no further entitlement hereunder to any other compensation or benefits from Company except to extent otherwise provided by law. All Restricted Shares that have not vested as of the date of termination shall be forfeited to Company as of such date. All unexercised Stock Options vested as of Executive’s termination shall remain exercisable for ninety (90) days following such termination.

(c) Other than for Cause, Death, or Disability. If Company terminates Executive’s employment other than as a result of Executive’s death or Disability and other than for Cause or if Executive terminates Executive’s employment for Good Reason, then Company shall (i) continue to pay the Executive his Base Salary and provide health benefits for a period of twelve (12) months following the effective date of the Executive’s separation from service (such period of payment referred to herein as the “Section 10(c) Termination Benefits Period” or, in the case of benefits, such time as Executive receives equivalent coverage and benefits under plans and programs of a subsequent employer; and (ii) provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company (other than any severance plans or programs). All Restricted Shares and Stock Options that have not vested as of the date of termination shall be forfeited to Company as of such date. Acceleration of the vesting of all outstanding unvested time-based equity awards that are held by Executive as of the date of Executive’s Separation from Service as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Executive had been in service for an additional six (6) months as of Executive’s termination date (based upon months of service and not the occurrence of corporate events or milestones). Stock Options that have vested as of Executive’s termination shall remain exercisable until the earlier to occur of (i) the expiry of sixty (60) months following such termination and (ii) the last expiration/termination date applicable under the grant under which such Stock Options were granted. All payments, benefits and/or grants under this Section 10(c) shall be subject to Executive’s execution and delivery within sixty (60) days of separation from service of a separation agreement with Company, including without limitation non-disparagement and confidentially provisions, an agreement to cooperate past-separation of employment and a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assign in a form acceptable to the Company, with such payments, benefits, and or grants commencing sixty (60) days from Executive’s separation from service, except that any such payments, benefits, and/or grants that would otherwise be payable during the sixty (60) day period shall be paid on the first payroll date following the expiration of such 60-day period.

(d) By Executive for Convenience. If Executive terminates Executive’s employment pursuant to Section 9(e), Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation.

(e) This Section 10 sets forth the only obligations of Company with respect to the termination of Executive’s employment with Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 10, except as required by law or the terms of another employee plan, program or arrangement covering him. Executive acknowledges and agrees that upon the termination of his employment with the Company, regardless of the reason or grounds therefore, he shall resign from his position on the Board and from any other board, organization or foundation wherein Executive sits or belongs as a representative of the Company.

(f) The obligations of Company that arise under this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. CHANGE OF CONTROL.

(a) Change of Control Defined. The term “Change of Control” means, after the Effective Date:

(i) the acquisition by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership of any capital stock of Company, if, after such acquisition, such individual, entity or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the combined voting power of the then-outstanding securities of Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); or

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Company or a sale or other disposition of all or substantially all of the assets of Company (“Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Company or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(b) Consequence. In the event of Executive’s termination of employment with the Company either (i) by the Company without Cause at any time within twelve (12) months prior to the consummation of a Change of Control if, prior to, or as of such termination, a Change of Control transaction was Pending (as defined herein) at any time during such twelve (12)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time upon or within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to receive the following:(i) the acceleration and vesting in full of any then outstanding and unvested portion of any time- vesting equity award with, options continuing to be exercisability for sixty (60) months following termination (or, if earlier, their expiration date); (ii) the benefits described in Section 4 (a), (b) and (c), provided, however, that the severance amount shall equal two (2) times the sum of Base Salary and Target Bonus and the severance period shall be twenty-four (24) months. A Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; (B) the Company has received a written expression of interest from a third party, including a binding or nonbinding term sheet or letter of intent, related to a potential Change of Control transaction; or (C) a third party has publicly announced, through a filing with the Securities and Exchange Commission, its intent to commence a tender offer or similar transaction to acquire 50% or more of the outstanding voting interests of the Company.

(c) Potential Adjustments due to Tax Implications. Notwithstanding anything in this Agreement or any other agreement between Executive and Company to the contrary, but subject to this Section 11(c), Company will make the payments and other acceleration of benefits under this Agreement or any other agreement or plan between the Company and Executive and other compensatory arrangements without regard to whether Section 280G of the Internal Revenue Code of 1986 (the “Code”) would limit or preclude the deductibility of such payments or benefits. However, if reducing or eliminating any such payment and/or other benefit would increase the “Total After-Tax Payments” (defined below), then the amounts payable to Executive will be reduced or eliminated as follows (or in such other manner as Company may specify at the applicable time) to the extent necessary to maximize such Total After-Tax Payments:

(i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock); and

(ii) second, by reducing or eliminating the vesting of options and stock that occurs as a result of a Change of Control or other event covered by Section 280G of the Code.

Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced or eliminated in accordance with the foregoing. If there is ultimately determined to be an underpayment of or overpayment to Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by him, as the case may be with interest at the applicable federal rate under the Code. The term “Total After-Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to Executive or for his benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

12. INDEMNIFICATION. Company shall defend and indemnify Executive in his capacity as Chief Operating Officer of Company to the fullest extent permitted under to the Delaware General Corporate Law (the “DGCL”). Executive’s rights to, and Company’s obligation to provide, indemnification shall survive termination of this Agreement.

13. COMPLIANCE WITH CODE SECTION 409A.

(a) The intent of the Parties to the Agreement is that the payments, compensation, and benefits under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the Agreement shall be interpreted to be exempt or in compliance with Section 409A.

(b) Potential Delay of Payment(s) and Adjustments. Notwithstanding any other provisions of the Agreement, if any payment, compensation or other benefit provided to Executive in connection with his separation from service is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) Separation from Service. For purposes of this Agreement, the terms “termination of employment” or “separation from service” will be determined consistent with the rules relating to “separation from service” under Section 409A.

(d) Installments. If any payment, compensation, or other benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

14. MISCELLANEOUS.

(a) Governing Law. Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of New Jersey, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.

Notwithstanding the foregoing, all questions relating to the validity, interpretation, performance, remediation, and enforcement of Company’s obligations, and Executive’s rights, under Section 12 shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

(b) Personal Jurisdiction. To the fullest extent permitted by applicable law, any action or proceeding relating in any way to this Agreement may only be brought and enforced in the State or Federal Courts located in Morris County, New Jersey, to the extent subject matter jurisdiction exists therefore. The Parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding. The parties irrevocable waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in such courts, as well as any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

(c) Service of Process. The Parties further irrevocably consent to the service of Process out of any of the aforementioned courts in the manner and to the address specified in Section 14(h) of this Agreement.

(d) Waiver of Jury Trail. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort, or otherwise) arising out of or relating to this Agreement or the actions of any party in the negotiation, administration, performance, and enforcement thereof. Each of the parties hereto further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements, or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by court.

(e) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(f) Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(g) Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(h) Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Post Office, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at its/his address set forth at the top of this Agreement; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.

(i) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, and understandings, written or oral between the Parties, relating to the subject matter hereof. No representation, promise or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j) Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(k) Captions, Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(l) Severability. In addition to, and not in conflict with, the provisions of Section 7(b) and 7(f), the Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction or country in the Territory shall, as to that jurisdiction or country, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction or country which cannot be adjusted and reformed shall for the purposes of that jurisdiction or country, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction or country requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or country or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction or country.

(m) Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. The parties hereby waive any right to raise any defense or waiver based upon the execution of this Agreement by means of electronic signatures in any proceeding arising under or relating to this Agreement. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date forth above.

HILLSTREAM BIOPHARMA INC.		EXECUTIVE:

/s/ Randy Milby		/s/ Sireesh Appajosyula
Name:	Randy Milby	Sireesh Appajosyula
Title:	Chief Executive Officer	Chief Operating Officer
Date:	July 11, 2023	Date:	July 11, 2023

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